Olibri Acquisitions
4432 Merrick Run Ln
Valrico, FL 33596
813-438-5225

CONSULTING SERVICES AGREEMENT

THIS AGREEMENT is made as of the 4th Day of October 2013.

BETWEEN:

Olibri Acquisitions, with offices at 4432 Merrick Run Ln, Valrico, FL 33596 (the “service provider”),

AND:

Enertopia Corporation (ENRT), a Nevada corporation, with offices at #950 - 1130 West Pender Street, Vancouver, BC V6E 4A4 Canada (the “Company”),

WHEREAS:

(A) The Company wishes to retain the Service Provider, on a non-exclusive basis, to perform certain services for, and on behalf of, the Company; and

(B) The parties have mutually agreed to evidence the terms of service to be provided by the Service Provider to the Company by this Agreement;

WITNESSES that in consideration of the respective covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties mutually agree as follows:

1. Engagement

1.1

The company hereby retains the Service Provider to provide services to the company and the Service Provider agrees to be so retained, upon and subject to the terms and conditions hereinafter set forth for the duration of this Agreement for the term of 6 months commencing on the Date of this Agreement;

2. Duties of the Service Provider

2.1

In consideration of the Company’s payment of the Service Provider’s remuneration, the Service Provider agrees to perform the duties and responsibilities outlined in this Agreement in accordance with the general directions of the Chairman, Chief Executive Officer and officers of the Company.

2.2	The Service Provider will perform the following services (the “Services”):

(a) develop and maintain professional relationships for the Company which will allow the Company to effectively communicate with potential acquisition targets including but not limited to natural gas and crude oil producing properties.

(b) assist in the locating and presenting of oil and gas exploration targets, lands, projects, partnering, etc, whether by email or web-links, through existing or new relationships, or by any other means; and

(c) such other similar services that the Company and the Service Provider may mutually agree upon from time to time.

2.3

The Service Provider covenants that all Services provided pursuant to this Agreement will adhere to relevant securities legislation, regulations and policies of all appropriate and relevant regulatory Bodies.

2.4

The Service Provider acknowledges that flexibility is required with regards to the duties assigned from time to time. The Service Provider agrees that duties may be modified by the Company from time to time and that changes in the Service Provider’s assigned duties shall not constitute constructive dismissal hereunder, further, the execution of those new duties may and can generate increased monthly fees or one-time “a-la-carte” duties outside the scope of this document as agreed to by both parties.

3.	Remuneration

3.1

In consideration for the services the Company will pay to the Service Provider a one-time payment of seven hundred and fifty thousand shares (750,000) of restricted common stock in Enertopia Corporation. The shares will be placed under the name of “Stewart Briggs Smith”. The company agrees that upon execution of the Agreement, the shares will be considered earned in full by Stewart Briggs Smith. The Company agrees that the shares were issued as payment for the Service Provider's agreement to consult to the Company, and are non-refundable, non- cancellable, non-apportion able and the shares are not and shall not be construed as a prepayment for future services. The Company also agrees that if the Agreement is terminated for any reason, the shares cannot and will not be requested to be returned to the Company.

3.2

Should the Company request, or the Service Provider’s workload necessitates, a change in the scope of services, the parties shall meet and confer in a good faith attempt to modify this agreement and provide commensurate compensation for any changes in workload service level, and will result in the amendment of this, or other sections, of this document to reflect the mutually agreed modifications.

3.3

The Service Provider hereby acknowledges that he is responsible for remitting his own taxes and any contributions required by law to be remitted, and the Company will have no responsibility in respect of any failure by the Service Provider to properly remit such amounts when due, and the Service Provider agrees to indemnify and save the Company harmless from and against assessments, losses or penalties actually incurred by the Company in this respect.

3.4	Any and all expenses paid by the consultant, which will be billed to the company must be approved ahead of time, in writing.

4.	Confidential Information

4.1	The Service Provider, in performing the Services, hereby covenants, agrees and acknowledges as follows:

(a) The Service Provider has and will have access to and will participate in the development of or be acquainted with confidential or proprietary information and trade secrets related to the business of the Company, its subsidiaries and affiliates (collectively, the “Companies”), including to but not limited to

(i)

business plans, operating plans, marketing plans, financial reports, operating data, budgets, wage and salary rates, pricing strategies and information, terms of agreements with suppliers or customers and others, customer lists, patents, devices, reports, correspondence, tangible property and specifications owned by or used in the businesses of one or more of the Companies and

(ii)

information pertaining to future developments such as, but not limited to, research and development, exploration, acquisitions, divestitures, future marketing, distribution, delivery plans or ideas, and potential new business strategies and

(iii)	other tangible and intangible property, which are used in the business and operations of the Companies but not made publicly available.

(b)

The information and trade secrets relating to the business and operation fo the Companies described herein above in this section are hereinafter referred to collectively as the “Confidential Information”, provided that the term Confidential Information will not include any information (i) that is or becomes generally publicly available (other than as a result of violation of the Agreement by Service Provider) or (ii) that the Service Provider receives on a non-confidential basis from a source (other than the Company, its affiliates or representatives) that is not known by him to be bound by an obligation of secrecy or confidentiality to the Companies or any of them;

(c)

The Service Provider will not disclose, use or continue to make known for its or another’s benefit any Confidential Information or use such Confidential Information in any way except in the best interests of the Company in the performance of the Service Provider’s duties under this Agreement. The Service Provider may disclose Confidential Information when required by applicable law or judicial process, but only after notice to the Company of the Service Provider’s intention to do so and opportunity for the Company to challenge or limit the scope of the disclosure;

(d)

The Service Provider acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this section would be inadequate and, therefore, agrees that the Company will be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained herein will be construed as prohibiting the Company from pursuing any other rights and remedies available for such breach or threatened breach;

(e)

The Service Provider agrees that at the request of the Company, the Service Provider will forthwith return to the Company all Confidential Information, documents, correspondence, notebooks, reports, computer programs and all other materials and copies thereof (including computer discs and other electronic media) relating in any way to the business of the Company in any way developed or obtained by the Service Provider during the period of its engagement with the Company;

(f)	the obligations of the Service Provider under this section will survive the expiration or termination of this Agreement and will terminate five years after the termination of this Agreement; and

(g)	the Service Provider hereby expressly agrees that the foregoing provisions of this section will be binding upon the Service Provider’s successors and legal representatives.

5.	Acknowledgement of Special Relationship

5.1 The Service Provider acknowledges that he is in a special relationship with the Company and hence will be privy to the specific confidential information about corporate developments. The Service Provider agrees that he will not trade any securities of the company unless any material information or changes have first been released to the public, and secondly that in the event of termination of this agreement, the Service Provider will keep confidential such information until it is publicly disclosed. Notwithstanding the generality of the foregoing the Service Provider will ensure that any trading which he does in the Company’s securities is done in compliance with all applicable securities laws.

6.	Term

6.1	This Agreement will be for an initial term of six months.

7.	Termination

7.1	This Agreement may be terminated at any time, without prejudice to the right to claim damages, by the non-defaulting party of either the Company or the Service Provider.

7.2

Upon notice of termination, the Service Provider will provide the Company with all such information and assistance as the Company reasonably requires (at the Company’s expense) to continue the operations of the Company which have been conducted by the Service Provider pursuant to this Agreement with the least disruption in the most efficient manner possible. Such information and assistance will include but not be limited to assisting the Company with the training of an employee of the Company who will perform services similar to the Service Provider, the Service Provider may receive fair compensation of any excess travel or time required to perform such transitional training.

8.	Notice

8.1

Every notice, request, demand or direction (each, for the purposes of this section, a “notice”) to be given pursuant to this Agreement by any party to another will be in writing and will be delivered or sent by registered or certified mail postage prepaid and mailed in any government post office or by e-mail, telex, telegram, cable or other similar form of written communication, in each case, addressed as applicable as follows:

If to the Service Provider:

Stewart Briggs Smith, 4432 Merrick Run Lane, Valrico, FL 33596, Email Info@olibrigroup.com

If to the Company:

Enertopia Corporation, #950 - 1130 West Pender Street, Vancouver, BC V6E 4A4 Canada Email mcallister@utopia2030.com or to such other address as is specified by the particular party by notice to the other.

8.2	Any notice delivered or sent in accordance with this section will be deemed to have been given and received:

(a)	if delivered, on the day of delivery,

(b)	if mailed, on the earlier of the day of receipt or the sixth business day after the day of mailing, or

(c)	if sent by email, telex, telegram, cable or other similar form of written communication, on the first business day following the day of transmittal.

8.3 If a notice is sent by mail and mail service is interrupted between the point of mailing and the destination by strike, slowdown, force majeure or other cause within two days before or after the time of mailing, the notice will not be deemed to be received until actually received, and the party sending the notice will use any other service which has not been so interrupted or will deliver the ntice in order to ensure prompt receipt.

9.	General

9.1

The parties hereby agree to comply with the provisions of the Securities Act and other applicable securities legislation and in no case will advise an investor to purchase or sell securities of the Company.

9.2	This Agreement will ensure to the benefit of and be binding upon the respective legal representatives, successors and permitted assigns of both parties.

9.3	Time is of the essence in the performance of each obligation under this Agreement.

9.4	This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

9.5	The Service Provider shall not assign any right, benefit or interest in this Agreement without the written consent of the Company, and any purported assignment without such consent will be void.

9.6

The Service Provider acknowledges and agrees that the Company may direct the Service Provider to provide the services to any of it subsidiaries, and the Company may direct that such other subsidiary or related companies pay the Service Provider directly.

9.7

This agreement may be executed in any number of counterparts with the same effect as if all parties to this Agreement had signed the same document and all counterparts will be construed together and will constitute one and the same instrument.

9.8	Each party hereto shall be responsible for its own expenses unless pre-approved by the Company.

IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the day and year first above written.

The Company

PER: ______________________________

PRINT:                                                         TITLE:

Service Provider

PER: ______________________________
         Stewart Briggs Smith
         Olibri Acquisitions

Agreed and accepted this 4th day of October, 2013.